Exhibit 10.3

                                 HUMBERTO BRAVO
                         302 Washington Street, Ste 351
                           San Diego, California 92103


December 1, 2006

I, Humberto Bravo, hereby give Placer Del Mar, Ltd. this comfort letter that I will provide funding to the company in the amount necessary to continue the current Phase One of the company's business plan. These funds shall continue through Phase One for a period of eight months or until such time as the company's geologist determines that further geological exploration is not warranted. I estimate my commitment for funding will require me to provide the company between $3,000 to $6,000 of funding per month to allow the company to continue its exploration process.



/s/ Humberto Bravo
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Humberto Bravo